EXHIBIT 9



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSIS




During the period from January 1, 1997 through March 31, 1997 there were not any state regulatory commission decisions or analysis issued addressing the effect of the factoring of CSW system accounts receivable rates.